Exhibit 14.1

WebMD Health Corp.

Code of Business Conduct

Revised February 2017

To All WebMD Employees,

WebMD is committed to being a good corporate citizen and to achieving our business goals in a manner that enhances our reputation for integrity. We believe this commitment is at the core of what makes WebMD a highly trusted and successful company. We have adopted this revised Code of Business Conduct as part of our continuing efforts to assist you in conducting our business ethically and in accordance with legal requirements. Each of you can contribute to maintaining the trust and confidence of users of The WebMD Health Network and of our customers, business partners and investors by following both the letter and spirit of our Code of Business Conduct.

To achieve the goals of this Code, we want you to feel comfortable asking questions and raising issues. If there is something you are unclear about or if you are not sure what is required in a particular situation, you should ask for help in thinking it through. Your manager, our Human Resources Department, our Legal Department, our Compliance Officer, our Chief Financial Officer and our senior leadership can all provide guidance to you. If you wish to raise an issue or ask a question but want to do so anonymously, you can use the Ethics and Compliance Hotline described in the Code.

The basic principles expressed in this Code have not changed much from previous versions. The changes we have made reflect the evolution of our businesses, regulatory developments and our experience in applying this Code. As in the past, many of the principles in this Code also lead to more specific rules and guidance included in WebMD’s Employee Handbook and other corporate policies and procedures. Whether you are new to WebMD or have been with the company for years, please take the time to read this Code and to make sure you are familiar with the other WebMD policies and procedures that apply to your work.

STEVEN L. ZATZ

Chief Executive Officer

MARTIN J. WYGOD

Chairman of the Board

I.  GENERAL STATEMENT OF POLICY

Our policy is to conduct business in an honest and ethical manner and in accordance with the laws and regulations that apply to us

WebMD1 is committed to being a good corporate citizen and to achieving our business goals in a manner that enhances our reputation for integrity. In order to do that, all of our directors, officers and employees must act in an honest and ethical manner and in accordance with law. We have instituted this Code of Business Conduct (which we sometimes refer to as our Code of Conduct or simply as our Code) as part of our efforts:

•	to foster proper business conduct and ethical decision-making; and

•	to prevent unethical or unlawful behavior and to stop any such behavior as soon as reasonably possible after its discovery.

This Code of Conduct establishes principles for business conduct applicable throughout our company, regardless of business unit or function and regardless of location. Where differences exist as a result of local customs, norms, laws or regulations and you find that you must choose between the requirements of the Code and any other requirements — you should choose whichever sets the highest standard of behavior. If you have any questions on variations in requirements, you should seek guidance from your supervisor, your Human Resources Manager, the Legal Department or any of the contact persons listed in this Code.

We expect you to follow this Code of Conduct and to report any violations you become aware of

Under this Code of Conduct, each of our directors, officers and employees, regardless of job, title or level of responsibility:

•	is responsible for his or her own actions with respect to proper business conduct and behavior, and

•	if he or she sees or becomes aware of unethical or unlawful activity, is obligated to report such activity immediately to the Compliance Officer for this Code of Conduct (described in Section III.C. below), to our General Counsel, to our Chief Financial Officer or to one of the senior officers in our Human Resources Department.

Your supervisor or your Human Resources manager can help you make the report. See also Section III.B.2 below for information about reporting violations anonymously through our Ethics and Compliance Hotline.

We also expect our contractors and consultants to be guided by these standards.2 It is the responsibility of the employees retaining and supervising such persons to make sure that they are aware of this Code of Conduct and follow its principles in their work for WebMD.

Violations of this Code of Conduct will lead to disciplinary action

To ensure compliance with this Code of Conduct, WebMD will investigate and take such action as it determines necessary to protect its best interests. In those cases where violations have occurred, disciplinary action will be taken — ranging from reprimand to termination. Violators may also be subject to criminal prosecution or civil lawsuits. It is not an excuse that a person’s questionable conduct was intended to “benefit” WebMD or was done with good intentions.

1 References to “WebMD” (or “we,” “our” or similar pronouns) in this Code of Conduct mean WebMD Health Corp. and all of its subsidiary companies.

2 References to the terms “employee” and “personnel,” as used throughout this Code of Conduct, are generally intended to include officers and employees (full-time and part-time) of WebMD. This Code of Conduct also generally applies to the non-employee members of WebMD’s Board of Directors, except where a provision is focused specifically on the employer/employee relationship. In addition, WebMD expects third party service providers and their employees (as well as others acting for or on behalf of WebMD) to act in a way that is consistent with the principles in this Code of Conduct in their work for WebMD. However, implementation of the principles contained in this Code of Conduct may be different for third party service providers than it is for employees, depending on the scope and nature of the services provided. For example, certain “conflicts of interest” that would not be acceptable for an employee may be acceptable for a third party service provider, depending on the nature of the specific relationship. Please consult the Legal Department or the Compliance Officer for guidance.

CODE OF BUSINESS CONDUCT — PAGE 2

Violations of our other policy statements may also be a violation of this Code of Conduct

We have other policy statements and similar materials that are designed to assist WebMD and its employees in complying with applicable law and meeting appropriate standards of conduct, including:

•	the Policy Regarding Insider Trading, Tipping and Other Wrongful Disclosures,

•	the Communications Policy,

•	the Electronic Communications Policy,

•	policies and procedures relating to privacy and information security matters (which we refer to generally as “Privacy and Information Security Policies” in this Code), and

•	the Employee Handbook.

Failure to comply with those policy statements will, in many cases, also be a violation of this Code. In addition, our Finance Department, Legal Department, Human Resources Department, Information Technology Department and our operating units have adopted, and may in the future adopt, other written policies and procedures relating to the conduct of our business, the documenting of transactions, record keeping, information technology security, and related matters. Employees must comply with those policies and procedures and failure to do so will generally also be a violation of this Code of Conduct.

USE GOOD JUDGMENT – DON’T IGNORE YOUR INSTINCTS

FOUR QUESTIONS TO ASK YOURSELF BEFORE ACTING:

•	Will my actions meet the letter of the law or rule but violate its spirit?

•	Would my failing to act make the situation worse or allow a “wrong” to continue?

•	How would my actions look if they were reported on the front page of the newspaper?

•	Would we lose customers if my actions were known to them?

FOUR WARNING SIGNS. If you hear yourself or someone else say:

“Everybody does it”

“Maybe just this once”

“No one will ever know”

“It won’t matter in the end”

STOP and think through the situation carefully, seek guidance, and take the time necessary to reach the right result.

CODE OF BUSINESS CONDUCT — PAGE 3

II.  GUIDELINES FOR EMPLOYEE CONDUCT

Part II of our Code of Conduct provides guidelines for you to follow in dealing with some specific ethical and legal issues. Some of these guidelines are clear rules that you must follow — “do’s and don’ts” for specific situations. On the other hand, ethical issues often involve balancing competing interests and making value judgments. As a result, many of these guidelines provide general principles that must be applied by you based on the facts you are faced with. Sometimes applying those principles will be easy, and the proper business conduct will be clear. However, we often face complicated issues, where the right path to take may not be obvious or where there may be differences of opinion regarding proper conduct. It is each employee’s responsibility to work through those issues, seek appropriate advice and reach an answer that meets high ethical standards. The people described below are available to help you do that.

How to Get Your Questions Answered

Whenever you have questions about the requirements of this Code of Conduct or how they apply to your job, you should call one or more of the following persons:

•	your manager or supervisor, or the head of your business unit or department,

•	your Human Resources manager or other members of our HR Department,

•	the Compliance Officer, and

•	the General Counsel of WebMD or other members of the Legal Department.

In addition, for questions relating to financial reporting, accounting and related matters, you may contact the Chief Financial Officer of WebMD or other members of WebMD’s Finance Department.

Selected Contact Information

Our Compliance Officer is Lewis Leicher. He can be reached at 858-227-3459 or

lleicher@webmd.net.

Our Co-General Counsel, who head our Legal Department, are Doug Wamsley and Mike Glick. Any reference in this Code to “General Counsel” means either of them. Doug can be reached at 212-624-3862 or dwamsley@webmd.net; Mike can be reached at 212-624-3776 or mglick@webmd.net. Mike is also our Chief Privacy Officer.

Our Chief Financial Officer is Blake DeSimone. He can be reached at 212-624-3727 or bdesimone@webmd.net

Our Chief Security Officer is Rick Treese, our Chief Technology Officer. He can be reached at 212-417-9948 or rtreese@webmd.net.

Our Human Resources Department is led by Kathi Tourjee. She can be reached at 212-417-9503 or ktourjee@webmd.net

See Section III.B.2 below for instructions how to report violations of this Code or other corporate policies anonymously through our Ethics and Compliance Hotline.

See Section III.D below for instructions on how to report to our Corporate Information Security Office about suspected security incidents impacting the confidentiality, integrity, or availability of WebMD IT systems or data.

CODE OF BUSINESS CONDUCT — PAGE 4

A.    You may not use funds or assets of WebMD for any unlawful or unethical purpose or for personal gain

The use of the funds or assets of WebMD for any unlawful or unethical purpose, including any political or commercial bribery, is prohibited. In addition, no person may use his or her position at WebMD or any funds or assets of WebMD (including confidential information of WebMD) for his or her personal gain.

•	Our policy is to forgo any business that can be obtained only by making improper or illegal payments or kickbacks

—	No payment or gift shall be offered or made to a government official to influence any discretionary decision by such person in his or her official capacity. Should any such gifts or payments be requested, our Legal Department or the Compliance Officer should be contacted immediately. Giving any gifts — even gifts or entertainment of nominal value — to government officials is highly regulated and often illegal. For additional information, see Sections II.H and II.I below.

—	Certain customers or potential customers may establish their own guidelines as to acceptable gifts, entertainment and expenses that can be paid for by third parties and those guidelines may be more restrictive than those applicable in this Code of Conduct. You are responsible for understanding and following the guidelines of the recipient’s organization if more restrictive than WebMD’s guidelines. If you have any questions please check with your immediate supervisor, the Compliance Officer, or the General Counsel.

—	No payment shall be offered or made to an employee or representative of an existing or potential customer or other business partner to influence any business decision by such person. Should any such payments be requested, our Legal Department or the Compliance Officer should be contacted immediately.

∎	In circumstances where it would not violate any other policy of WebMD or any policy of the recipient’s organization and would not create an appearance of impropriety or be considered a business inducement, you may provide non-monetary gifts or entertainment in accordance with the policies and procedures and monetary limits applicable to your business unit and job responsibilities. Such gifts or entertainment must be reasonable in cost and frequency and approved by your supervisor. For this purpose, “reasonableness” should generally be measured by considering whether receipt of such gift or entertainment would be permissible to a similarly-situated WebMD employee under this Code, if the roles were reversed.

∎	Business meals with customers or other business partners are permitted and expenses for those meals will be reimbursed in accordance with applicable expense reimbursement policies.

•	Subterfuge of any kind in making payments or other use of assets of WebMD is forbidden

—	No payment by a third party on behalf of WebMD may be authorized with the intention that any part of it is to be used for any unlawful purpose.

—	No payment or other use of assets or funds by WebMD may be offered or made for a purpose other than that described by the records supporting the payment.

•	You may not accept payments or gifts that obligate you with respect to matters relating to WebMD’s business or that create an appearance your decision-making would be improperly influenced

—	Gifts of any type or amount may never be solicited from suppliers, customers or other business partners.

—	Any form of a gift that may obligate one of our employees to act in a particular manner with regard to our business is a bribe and is not allowed, regardless of its value. In addition, you may not accept cash gifts, regardless of amount.

∎	If a supplier, customer or other business partner offers you a bribe, kickback or other improper payment, you should report the attempt to the Compliance Officer, to the General Counsel or to the Chief Financial Officer.

∎	You may accept gifts of nominal value ordinarily used for sales promotion (for example, calendars, appointment books, pens, etc.) and you may accept other gifts consistent with local social and business custom if reasonable in cost and frequency and reported to your supervisor.

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—	Ordinary “business lunches” or reasonable entertainment consistent with local social and business custom is also permissible if reasonable in cost and frequency.

If an employee receives a gift that would not be permitted by the above guidelines, it must be reported to the employee’s supervisor. We may ask the employee to return the gift or, if return of the gift is not practical, it may be required to be given to WebMD for charitable disposition or such other disposition as may be appropriate. Please note that it is not our desire for our employees to appear unfriendly or unsociable. However, it is our policy to avoid any actions that may throw doubt on the integrity or motivation of our employees or of WebMD.

•	Do not advance your personal interests at the expense of WebMD

—	You may not take for yourself any opportunity for financial gain that you find out about because of your position at WebMD or through the use of property or information of WebMD, unless the Chief Executive Officer of WebMD has made a decision to forego the opportunity (after seeking approval of WebMD’s Board of Directors, if needed).

—	See below, under “Conflicts of Interest Policy” for additional policies that apply.

•	Protect the property and assets of WebMD and ensure their proper use

—	Employees must protect the property and assets of WebMD from loss, waste, damage or theft and must use them only for legitimate business purposes.

∎	Assets of WebMD include funds, investments, facilities, equipment, proprietary or confidential information, software, technology, business plans, ideas for new products and services, trade secrets, inventions, copyrightable materials and client lists.

∎	Unless otherwise prohibited by an employee’s supervisor, limited and reasonable incidental use of telephone, computer or similar equipment of WebMD is permitted, so long as it does not interfere with business use and is in compliance with all other applicable policies of WebMD.

∎	Charitable donations of cash, assets or services of WebMD can only be made if approved by WebMD’s Chief Executive Officer, Chief Financial Officer or General Counsel (after seeking approval of WebMD’s Board of Directors, if needed) and the required approval must be sought prior to making any commitment with respect to any such donation.

—	Any employee found to be engaging in, or attempting, theft of any property of WebMD or any personal property of other employees will be subject to termination and possible civil and criminal proceedings. All employees have a responsibility to report any theft or attempted theft to appropriate management.

—	See below, under Section II.F., “Protection of Proprietary Information” for additional policies that apply.

B.    Conflicts of Interest Policy

1.     Failure to disclose a conflict of interest is a violation of this Code of Conduct

WebMD expects its employees to be free from any influence that is inconsistent with their obligations to WebMD. There are many types of situations that may result in an employee having a conflict of interest or a potential conflict of interest with WebMD. Having a conflict of interest does not necessarily mean you have done something improper — however, the failure to disclose the conflict of interest is a violation of this Code of Conduct.

Because there are many different types of conflicts of interest, there are also many different ways they can be resolved. For example, if a conflict arises because a family member of a WebMD employee takes a job with one of WebMD’s customers, we can take steps to make sure that that WebMD employee is not in a decision-making position with respect to transactions with that customer. However, those steps cannot be taken unless prompt and complete disclosure has been made. Disclosure should be made to the Compliance Officer or the General Counsel.

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2.	Your business dealings on behalf of WebMD should not be influenced, or appear to be influenced, by your personal interests or your relationships with others

WebMD expects its employees, in their work for WebMD, to act at all times in the best interests of WebMD. Accordingly, employees should remain free from obligations to, or relationships with, any person or company with whom WebMD does business or competes that could interfere with that. In addition, as described above, it is also the duty of employees not to utilize their position with WebMD for personal advantage or gain.

The rights of our employees will be respected in the conduct of their personal affairs and investments, provided that such conduct does not adversely reflect upon WebMD or conflict with WebMD’s interests. Please note that any employee invited to join a corporate board of directors or similar governing body or to take a corporate advisory role or position (whether for a public or private company and whether for a for-profit company or other business organization or a not-for-profit company or other organization) must obtain the approval of the General Counsel prior to accepting such position.

Please note that this Conflicts of Interest Policy is directed only to interests of a business or financial nature. It is not intended to cover an employee’s own political, civic or charitable activities, or individual participation in professional organizations. However, your supervisor’s approval should be secured in advance if there is a possibility that such outside activities might interfere with the normal duties and responsibilities of your job or could create the appearance of a conflict of interest. For additional information regarding policies applicable to participation in professional organizations and the approvals required by WebMD relating to such participation, please see WebMD’s Communications Policy.

3.	The following are examples of conflict of interest situations:

While it is not possible to describe all situations and conditions that might involve a conflict of interest, the following examples indicate areas where conflicts may arise:

•	Financial interests in competitors, customers, vendors, or contractors. Where an employee, a close relative of an employee (such as a member of his or her family, household, in-laws, etc.), or any other person with whom the employee has a close personal relationship, has a direct or indirect financial interest in an organization that does business with or is a competitor of WebMD, a conflict of interest may exist. Such a conflict is unlikely if the financial interest consists of holdings of less than one percent of any class of securities in a widely held public company, or if our transactions with that corporation would not tend to either affect the value of its securities or contribute materially to its earnings. However, depending on the circumstances, a conflict of interest might exist, even if the amount of holdings in such corporation is less than one percent, if the employee is in a position to control or influence our decisions or actions with respect to a transaction with such corporation. In addition, if the investment or interest by the employee, close relative, or any other person with whom the employee has a close personal relationship, is in a small organization doing business with WebMD, a conflict of interest is more likely to be found based on the potential relative importance of the transaction to such an organization.

•	Serving in the management of customers, vendors, contractors, or competitors. Where an employee serves as director, officer, or in any other management or consulting capacity with, or renders other services to another organization which does or is seeking to do business with WebMD, or which is a competitor of WebMD, a conflict of interest will normally exist.

•	Transactions with contractors, customers, or vendors of WebMD. Where an employee, a close relative of the employee, or any other person with whom the employee has a close personal relationship, buys, sells, or leases (other than on behalf of WebMD) any kind of property, facilities, services, or equipment from or to any person or organization which is, or is seeking to become, a contractor, customer, or vendor of WebMD, a conflict of interest may arise.

—	A conflict would not normally exist, however, in cases of routine personal purchases, sales, or leases made in the ordinary course from or to a large established company, such as for the employee’s personal household needs.

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—	On the other hand, if the employee, as part of his or her job responsibilities for us, is in a position to make or influence decisions pertaining to transactions with such a company, a potential conflict of interest might exist, depending on the circumstances, if he or she has any private transactions with that company.

•	Transactions with WebMD. Any proposed business transaction between WebMD and an employee of WebMD (other than those relating to the employee’s employment or services as an employee), or a close relative of an employee, or any other person with whom the employee has a close personal relationship would generally involve or lead to a conflict and must be fully disclosed to appropriate management in advance and requires approval by the General Counsel or, in the case of a member of WebMD’s Board of Directors, an executive officer of WebMD or a Senior Financial Officer of WebMD, approval of the Audit Committee of WebMD’s Board of Directors. The officers who are “Senior Financial Officers” of WebMD for purposes of this Code of Conduct are the principal financial officer, comptroller or principal accounting officer and persons performing similar functions.

•	Corporate Opportunity. Where an employee, a close relative of the employee, or any other person with whom the employee has a close personal relationship participates in any personal venture or transaction involving any existing or potential business activity or opportunity

— in which WebMD has an expressed interest or

— is of the type that WebMD would be expected to consider

a conflict of interest may be present, unless the Chief Executive Officer of WebMD has made a decision to forego the opportunity (after seeking approval of WebMD’s Board of Directors if needed).

The above examples are not intended to be an all-inclusive list of possible conflicts. In addition, there are other situations which, while not clear-cut conflicts of interest, may be inconsistent with the high standards of business ethics that our employees are expected to follow. As noted above, you should disclose any conflicts of interest or potential conflicts of interest to the General Counsel or to the Compliance Officer.

C.    Policy Regarding Financial Reporting and Recordkeeping and Related Internal Controls

It is our policy that all filings made by WebMD with the Securities and Exchange Commission and all other public communications made by WebMD comply with applicable disclosure laws and regulations and NASDAQ Stock Market listing requirements, including those relating to accuracy, completeness and timeliness. The Senior Financial Officers and the Chief Executive Officer of WebMD have direct responsibility for compliance with this policy. Certain members of the Legal, Finance and Investor Relations Departments of WebMD have job responsibilities specifically related to those disclosure requirements and work closely with the Senior Financial Officers and the Chief Executive Officer to assist them in meeting their responsibilities. In addition, all employees are expected to support these efforts, including by providing prompt and accurate answers to inquiries from these officers and employees relating to disclosure requirements, and are required to act in accordance with the following policies:

1.	Unauthorized transactions and illegal or improper recordkeeping are not permitted

•	Business transactions shall be reported promptly and accurately in order to permit the preparation of accurate financial and other records.

•	Business transactions shall be executed only by employees authorized to do so.

•	Business transactions shall be evidenced by full and complete written agreements in accordance with policies and procedures approved by the Legal Department and the Finance Department.

•	Acquisitions or dispositions of assets and other transactions are permitted only with authorization by the appropriate management levels.

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•	Employees are prohibited from knowingly making untrue or misleading statements to our independent auditors or internal auditors or causing anyone else to do so; and no employee may seek to improperly influence, directly or indirectly, the auditing of our financial records.

•	Data transmitted and/or stored electronically by WebMD shall be protected from errors, disasters, misuse, unauthorized access, and fraud.

2.	No employee may create or participate in the creation of any records that contain false information or that are intended to mislead anyone or conceal anything that is improper.

To ensure that records accurately and fairly represent all business transactions:

•	All assets and transactions must be recorded in normal books and records.

•	No unrecorded funds shall be established or maintained for any purpose.

•	All expense reports must accurately reflect the true nature of the expense.

•	Oral and written descriptions of transactions, whether completed or contemplated, provided to those responsible for the preparation or verification of financial records must be accurate.

If an employee becomes aware of any improper accounting or financial reporting practice or any improperly recorded or documented transaction, he or she should report the matter immediately to the Chief Financial Officer or General Counsel, or to the Compliance Officer or to one of the senior officers in our Human Resources Department. See also Section III.B.2 below, for information about reporting anonymously through our Ethics and Compliance Hotline.

D.    Policy Regarding Governmental Investigations

It is our policy to cooperate with government investigations involving WebMD. However, WebMD should have the opportunity to be adequately represented in such investigations by its own legal counsel. Accordingly, if employees obtain information that would lead them to believe that a government investigation or inquiry is underway, this information should be communicated immediately to the General Counsel. Sometimes, it is difficult to tell when a routine government audit or inspection graduates into a government investigation. We must rely on the common sense and alertness of our employees for making this important determination. If in doubt, employees should consult with the General Counsel.

Appropriate handling of government investigations is very important for WebMD, its management, and for all employees. Many federal laws regulating the conduct of our business (including antitrust, securities, privacy, OSHA, environmental, tax, and financial laws) contain civil and criminal penalties. The criminal penalties may apply to the corporation and to those individuals within a company who actually took the actions that violated the law or failed to take actions required by law. In some government investigations, WebMD’s lawyers can protect the interest of both WebMD and its employees. In some cases, there may be a conflict of interest between WebMD and individual employees, and individual employees may need their own legal counsel.

Employees should never, under any circumstances:

•	destroy or alter any documents in anticipation of a request for those documents from any government agency or a court,

•	lie or make any misleading statements to any government investigator, or

•	attempt to cause any other company employee, or any other person, to fail to provide appropriately requested information to a government investigator or to provide any false or misleading information.

The law guarantees all of us a right to be represented by legal counsel during any investigation or inquiry by any government agency. In view of the extremely technical nature of these government investigations, we feel that WebMD should be represented and that all of our employees should be made aware of the opportunity for such representation. This applies any time any government investigator wants to ask questions about individual employee activities. Employees also have this right if the questions are asked off company property — such as at

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your home during the evening. There is no reason any individual should not be allowed sufficient time to consult with legal counsel before answering questions from governmental investigators that may subject that employee to individual criminal or civil liability.

If a government inquiry arises through the issuance of a written subpoena, written request for information (such as a Civil Investigative Demand) or through another contact such as a telephone call or email, such request should immediately, before any action is taken or promised, be submitted to our Legal Department.

E.    Compliance with Laws

1.	Know, respect and comply with all laws, rules and regulations applicable to the conduct of WebMD’s businesses

Many laws and regulations apply to WebMD and its businesses. Responsibility for compliance with law is part of everyone’s job description. This section of the Code of Conduct is intended to highlight some of the legal issues that confront us. Many of the laws applicable to WebMD and its businesses are complex and evolving. WebMD does not expect all employees to be experts on these laws — but we do expect you to:

•	make the effort to understand the laws and company policies that apply to your specific job responsibilities,

•	review educational materials provided to you and participate in all required training programs, and

•	ask questions of and seek advice from our Legal Department and be guided by the advice received.

The remainder of this section discusses some specific laws that apply to WebMD or to some or all of WebMD’s businesses.

2.    Privacy Laws.  In the course of business, WebMD may come into the possession of individually identifiable health information or other confidential information of individuals. This is an area that is highly regulated, with evolving legal standards that place various obligations on WebMD and its employees regarding maintenance of the confidentiality of such information and protecting it from unauthorized disclosure.

•	We have policies regarding how we handle and protect certain kinds of health information in accordance with the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and its related regulations.

•	In addition, we may be subject to additional contractual obligations with respect to how we handle and protect such information.

•	We have Privacy Policies posted on our Web sites that set forth standards regarding our use of information collected through those sites.

•	We have other Privacy and Information Security Policies intended to address requirements under various privacy laws and regulations, as well as our contractual obligations. For additional information, see the “Corporate Information Security” page in Employee Central.

Whenever a question arises as to the application of privacy laws or regulations or our contractual obligations relating to information of individuals, employees should seek advice from our Chief Privacy Officer or other attorneys in the Legal Department and be guided by the advice received.

3.    Antitrust Laws.  The objective of the antitrust laws and other laws governing competition is to promote vigorous competition by prohibiting competitors from sharing certain information or working together in certain ways that reduce competition. Our policy is that all personnel comply with all applicable antitrust laws and other laws governing competition. Employees should consult with the Legal Department whenever any question arises as to the possible application of the laws governing competition and be guided by the advice received.

You should be aware that serious legal consequences, including in some cases criminal fines and penalties, may result from agreements or understandings with competitors, including any such agreements:

•	to set or control prices,

•	to allocate customers or territories,

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•	on bidding terms or whether or not to submit a bid for particular business or types of business, and

•	to boycott customers or suppliers.

Certain other types of communications with competitors and certain ways of working together with competitors are permitted under the antitrust laws, but you should consult with a member of the Legal Department before any meetings or discussions with competitors and should report back to the Legal Department on the substance of any meetings or discussions that are held. An example of the type of action that generally is permitted, under Legal Department supervision, is participation by appropriate employees as our representatives in industry associations or trade groups.

4.    Anti-Kickback Laws.  In the United States, there are federal and state healthcare laws called Anti-Kickback Laws that prohibit the offering of anything of value to a person that is intended to influence that person to recommend or purchase a healthcare product or service that may be reimbursed by Medicare or Medicaid or state healthcare benefit programs. This is to ensure that a healthcare provider’s decision about a choice of treatment or product for his or her patient not be influenced by motives of personal gain or enrichment. This law may apply to some of our businesses, either directly or through our relationships with customers, suppliers or other business partners. It is our policy to cooperate with our customers in their efforts to comply with law. Whenever a question arises as to the application of healthcare laws or regulations and whenever a customer, supplier or other business partner seeks our assistance in their compliance efforts, employees should seek advice from the attorneys in the Legal Department and be guided by the advice received.

5.    Other Healthcare Laws.  There are various other healthcare laws that may apply to our businesses, either directly or through our relationships with customers. These laws cover areas that include:

•	reducing fraud and abuse in federal healthcare programs (Medicare and Medicaid),

•	eliminating the improper influence of financial incentives on medical judgment,

•	protecting patients and improving the quality of healthcare services, and

•	reducing the cost of healthcare.

It is our policy to cooperate with our customers, suppliers and other business partners in their efforts to comply with law. Whenever a question arises as to the application of healthcare laws or regulations and whenever a customer, supplier or other business partner seeks our assistance in their compliance efforts, employees should seek advice from the attorneys in the Legal Department and be guided by the advice received.

F.    Protection of Proprietary Information

Proprietary information developed or acquired by WebMD and not freely available to others is a valuable asset that must be protected against theft or inadvertent loss. Improper disclosure could destroy the value of such information to WebMD and substantially weaken WebMD’s competitive position.

Various types of proprietary information include trade secrets, as well as other technical, financial, and business information, which WebMD either wishes to keep confidential or is under an obligation to keep confidential. For example, such proprietary information may concern products or services developed or being developed by WebMD, research results, cost data, marketing strategies, financial budgets, and long range plans. All such information, at the time of development or acquisition, should be clearly identified and marked “Confidential” and the information and any copies (whether physical or electronic) should be managed and kept in a manner designed to protect them from accidental or unauthorized disclosure.

For protection of WebMD’s proprietary information, we necessarily rely primarily on the loyalty, integrity, good faith, and alertness of WebMD employees. The understanding of this relationship is confirmed by requesting execution of an agreement containing non-disclosure obligations and other provisions designed to protect WebMD’s proprietary information. Upon leaving WebMD, the obligation to safeguard WebMD’s proprietary information continues.

The disclosure of WebMD’s proprietary information to persons outside WebMD must be limited to those who have a strict “need-to-know”; that is, WebMD’s need for the outside parties to know. Unless the Legal

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Department has specifically authorized making an exception, no disclosure of proprietary information may be made until the outside party has signed a written Confidentiality Agreement or other similar written agreement, in a form approved by the Legal Department, that imposes an obligation on the outside party neither to disclose nor use the information in an unauthorized manner.

Even within WebMD, the disclosure of proprietary information should be limited to those employees who have a need for the information in order to fully perform their jobs.

The Legal Department is available to assist employees in the legal aspects of protecting our proprietary information. In addition, see the “Corporate Information Security” page in Employee Central for more details regarding protection of corporate information and see Section III.D below for instructions on how to report to our Corporate Information Security Office about suspected security incidents impacting the confidentiality, integrity, or availability of WebMD IT systems or data.

G.    Corporate Political Activity

It is WebMD’s policy to comply fully with applicable laws regulating corporate political activities. Accordingly, you may not, without the prior written consent of WebMD’s General Counsel, use any WebMD assets (including time at work, use of WebMD premises or equipment, or direct monetary payments) for political contributions or activities in any location or for any political office or ballot measure. The political process is highly regulated. You should consult with our General Counsel before doing anything that could be construed as involving WebMD in any political activity.

It is against WebMD policy, and may also be illegal, for any employee to include, directly or indirectly, any political contribution that the employee may make on the employee’s expense report or in any other way that causes WebMD to reimburse the employee for that expense. In general, the cost of fundraising tickets for political functions are considered political contributions. Therefore, including the cost of any such fund-raising dinner on an expense report, even if business is, in fact, discussed at such a dinner, is against WebMD policy and possibly illegal.

WebMD recognizes that, in order for political systems to function properly, participation by citizens in civic and political affairs is a necessary and desirable undertaking. In this regard, it is WebMD’s policy to encourage employees to participate in the political process on an individual basis, to be informed on public issues and on the positions and qualifications of public officials and candidates for public office, and to support, with their own money and on their own time, candidates and parties of their choice.

H.    Relations with Governmental Bodies and Agencies and their Officials (and Former Officials) in the United States

Doing business with federal, state and local government agencies is subject to specific rules and regulations. These include numerous federal, state and local laws and regulations relating to control of the process of public procurement. Procurement laws and regulations generally have four basic purposes: (1) to obtain the best possible products and services at the best value; (2) to encourage competition based on specifications and evaluation criteria that allow interested suppliers to respond; (3) to eliminate waste, fraud, and abuse; and (4) to promote full and open competition. It is our policy not to engage in any activities that could impair the fairness of governmental procurement processes. All employees involved in business or potential business with a governmental body or agency must know and abide by the specific rules and regulations covering business relations with those public agencies. For a discussion of certain rules and regulations regarding interaction with foreign governmental authorities, see the next section of this Code, entitled “Foreign Corrupt Practices Act and Other Anti-Bribery Laws.”

All employees must also conduct themselves in a manner that avoids any dealings which might be perceived as attempts to improperly influence public officials in the performance of their official duties and must not attempt to induce government personnel to do anything they are prohibited from doing. As stated in Section II.A. above, this Code of Conduct prohibits offering or making any payment or gift to a government official to influence any discretionary decision by such person in his official capacity. Employees should deal with

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government representatives in an atmosphere of openness. Meetings should generally be scheduled in normal business locations and at normal business hours under circumstances that could not be interpreted to imply concealment.

In addition, there are laws that restrict companies that do business with governmental agencies from hiring as an employee or retaining as a consultant any employees of those and other governmental agencies (other than certain lower-level governmental employees). These laws also prohibit informal arrangements for possible future employment under certain circumstances. Therefore, written clearance must be obtained from the Legal Department before discussing possible future employment by WebMD with any current government employee (even if the discussion is initiated by the government employee) and before hiring or retaining any former government employee who left the government within the past two years.

The process of doing business with governments and their agencies is highly regulated and any violation of these laws and regulations may subject WebMD to criminal prosecution and may have other serious consequences for WebMD, both with respect to the specific relationship where the violation occurred as well as in our relationships with other governmental agencies. The Legal Department is available to assist our employees in complying with the rules and regulations applicable to relations with governmental bodies and agencies and their officials.

There are also laws and regulations that may affect the eligibility of WebMD for certain business with governmental bodies or agencies because of actual or potential conflicts of interest. Conflicts of interest may occur, for example, when the degree of access to government information or participation in the analysis or development of a governmental requirement reaches a level that places a particular government contractor at an unfair competitive advantage in bidding for that business. Such conflicts of interest can result in bid disqualifications and possible civil or criminal action. Various actions, including the sharing of certain information between our business units or particular groups of employees within a business unit, may have adverse consequences under these laws and regulations. The Legal Department is available to assist our businesses and employees in complying with these laws and regulations and in structuring our business activities to avoid conflicts of interest when possible and in complying with any related requirements for making disclosure to government agencies of actual or potential conflicts of interest.

I.    Foreign Corrupt Practices Act (FCPA) and Other Anti-Bribery Laws

WebMD employees and agents are prohibited from directly or indirectly making, promising, authorizing or offering anything of value to a non-US government official on behalf of WebMD to secure an improper advantage, obtain or retain business, or direct business to any other person or entity. This prohibition includes payments to third-parties where WebMD’s employee or agent knows, or has reason to know, that the third-party will use any part of the payment for bribes or other prohibited payments. All third-party representatives of WebMD must fully comply with the FCPA and all other applicable laws when acting for or on behalf of WebMD.

WebMD’s commitment to dealing legally and ethically with governments and governmental officials applies worldwide. In addition to the general ethical principles and legal restrictions described in the preceding section of this Code and in Section II.A above, the FCPA and similar anti-bribery laws around the world contain specific prohibitions against giving or offering to give money or anything of value – whether cash or not, or whether directly or indirectly through others – to any non-U.S. governmental official to induce that official to affect any governmental act or decision, or to assist WebMD in obtaining or retaining business or securing any improper advantage. For this purpose, a “governmental official” includes any employee of any government or of any government-owned or government-operated enterprise, entity or corporation. Accordingly, in some countries, physicians and other healthcare professionals may be deemed to be governmental officials for purposes of the FCPA or other anti-bribery laws simply as a result of being an employee or agent of a government-owned or government-operated healthcare services provider and our relationships with those individuals are subject to the prohibitions of the FCPA and other anti-bribery laws.

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Put simply: it is against WebMD policy to give a bribe anywhere in the world, even if it is customary or considered acceptable in a particular country. However, under the FCPA, things are more complicated because a broad range of actions can violate the FCPA beyond the obvious cash bribe or kickback. The FCPA prohibits giving “anything of value” for an improper purpose. This term “anything of value” is very broad and can include, for example: (1) gifts; (2) travel, meals, lodging, entertainment, or gift cards; (3) loans or non-arm’s length transactions; (4) charitable or political donations; and (5) business, employment or investment opportunities. For example, hiring of relatives of a non-US Governmental official, whether to a formal position or an internship or other less formal arrangement, has been found to be a violation of the FCPA if done to influence decisions by the official. There are some limited exceptions to the restrictions of the FPCA that permit certain types of nominal payments if legal in the specific country, but only the Legal Department can approve the use of any of the exceptions to the FCPA by or on behalf of WebMD.

Because the FCPA and other anti-bribery laws are complex to apply, you should seek advice on this area from our Legal Department if you have any involvement with non-U.S. governmental officials on behalf of WebMD. While most practices that would be forbidden by those laws would also be contrary to the laws that apply in the United States and other provisions of this Code of Conduct, there are some additional prohibitions that apply outside the United States and, as noted above, there are additional individuals who may be considered to be governmental officials in other countries. Accordingly, you must consult with the Legal Department before taking any action that could result in making any payment to, or otherwise transacting business with, a foreign government or any person who could be determined to be a foreign governmental official.

J.    Economic Sanctions and Trade Embargoes

The United States government uses economic sanctions and trade embargoes to further various foreign policy and national security objectives. It is our policy to abide by the terms of all economic sanctions or trade embargoes that the United States has adopted, whether they apply to foreign countries, political organizations or particular foreign individuals and entities. Inquires regarding whether a transaction on behalf of WebMD complies with applicable sanction and trade embargo programs should be referred to the General Counsel. In addition, inquiries regarding any available exemptions that WebMD may wish to seek in specific cases, if permitted under applicable law or regulation, should be referred to the General Counsel.

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III.  COMPLIANCE AND ENFORCEMENT

A.	Certification

We may require certification, from time to time, from some or all of our employees regarding their compliance with this Code of Conduct, including their compliance with respect to disclosure requirements set forth in Section II.B above for conflicts of interest. We rely on the accuracy and completeness of these certifications. If you are asked to provide a certification, please make sure to complete the form carefully and sign and return it promptly.

B.	Reporting Violations of this Code of Conduct

1.	Reporting known or suspected violations of this Code of Conduct or any legal or ethical obligations is the responsibility of every employee

If you suspect or believe that another employee (including part-time and temporary employees), consultant or contract worker, or one of our businesses is violating the law, this Code of Conduct or our other company policies or is engaging in activities on our behalf that could damage our reputation, you must report this to the Compliance Officer, the General Counsel, the Chief Financial Officer or one of the senior officers in our Human Resources Department. In addition, you are encouraged to raise any other issues or concerns you may have relating to compliance matters and ethical business practices, whether or not specifically addressed in our formal policies. Do not assume that “senior management already knows” or that someone else will make the report. Your supervisor or your Human Resources manager can help you make the report.

All reports shall be treated confidentially to the extent possible consistent with fair and rigorous enforcement of this Code of Conduct. We understand that you may find it difficult to report suspected violations by those you work with; however, we must take steps to prevent and detect criminal or unethical conduct in order to avoid jeopardizing the welfare of WebMD and its employees, customers and investors. Please note that you should not conduct your own investigation of any suspected violation without the prior authorization by the General Counsel. Instead, immediately report your suspicions to the Compliance Officer, the General Counsel, the Chief Financial Officer or one of the senior officers in our Human Resources Department. Any reports that relate to accounting, auditing, internal auditing, financial reporting, disclosure practices, or securities law matters will be presented to the Audit Committee of the Board of Directors of WebMD.

2.	You may make reports anonymously if you choose to do so

We have retained an independent company to host an Ethics and Compliance Hotline that allows you to make reports anonymously by telephone to the following toll-free number:

888-738-1853

The Hotline is available 24 hours a day, 7 days a week, from any location in the United States, Canada and Puerto Rico and interpreters are available on the Hotline. You do not need to give your name to use the Hotline. However, you should try to provide enough information about the incident or situation to allow the WebMD to investigate it properly and the Hotline operators will help you do that.

You may also make anonymous reports by writing to the Compliance Officer at the address provided in Section III.C below. Any reports made to the Compliance Officer or through the Hotline that relate to accounting, auditing, internal auditing, financial reporting, disclosure practices, or securities law matters will be presented to the Audit Committee of the Board of Directors of WebMD.

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Here’s what happens when you call the Ethics and Compliance Hotline (toll-free at 888-738-1853):

•	You are greeted by a friendly Interviewer, who documents the situation with you in detail. You don’t have to give your name and your call is not recorded.

•	The Interviewer assigns a report number to you and asks you to call back on a scheduled future date and to identify yourself, at that time, with the report number (not your name).

•	The information you reported is relayed to WebMD’s Compliance Officer to investigate your concern.

•	Using the report number and scheduled call back date given to you by the Interviewer, you call for the follow-up. You may be asked additional questions provided to the Interviewer by WebMD and asked to add any new information you may have at that time.

3.	Non-Retaliation Policy

Our commitment to conducting business in accordance with legal and ethical obligations requires an environment that allows employees to report known or suspected violations without fear of retaliation or retribution. No employee should be discouraged from using any available channel to raise his or her concerns. It is our intent to foster an environment where employees will choose whichever method they are most comfortable with to communicate their concerns.

NON-RETALIATION POLICY

We are committed to providing a workplace conducive to open discussion of our business practices. It is our policy to protect employees who make reports, in good faith, of potential violations of our Code of Business Conduct, the policies in our Employee Handbook, other company policies or applicable law. In addition, it is our policy to comply with all applicable laws that protect employees against unlawful discrimination or retaliation by their employer as a result of their lawfully reporting information regarding corporate fraud or other violations of law by WebMD or its employees.

Any employee who retaliates against another employee for reporting problems will be subject to disciplinary action, which may include termination of employment. If an employee believes that he or she has been subjected to any action that violates this Non-Retaliation Policy, he or she should report that to the Compliance Officer, the General Counsel, the Chief Financial Officer or the Human Resources Department. This Non-Retaliation Policy applies even if an allegation that was made in good faith ultimately turns out to be groundless. However, employees who file reports or provide evidence that they know to be false or without a good faith belief in the truth of such information will not be protected by this Non-Retaliation Policy and may be subject to disciplinary action, including termination of their employment.

Although you are encouraged to make reports of violations through the internal channels described above or through the Hotline, nothing in this Code of Conduct or any other policy of WebMD prohibits you from communicating, without notice to or approval by WebMD, with any federal government agency about a potential violation of a federal law or regulation. WebMD’s Non-Retaliation Policy applies to any such communication, made in good faith, to a federal governmental agency.

C.	Compliance Officer

The Board of Directors of WebMD has appointed a Compliance Officer to assist in the implementation of this Code of Conduct. The current Compliance Officer is Lewis Leicher, an Assistant General Counsel. He can be reached at 858-227-3459. You may also reach him at lleicher@webmd.net or by writing to: WebMD Health Corp., 16236 San Dieguito Road, Suite 5-11 P.O. Box 676306, Rancho Santa Fe, CA 92067-6306.

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D.	Reporting Information Security Incidents

Suspected security incidents impacting the confidentiality, integrity, or availability of WebMD systems or data should be reported immediately to the Corporate Information Security Office by any of the following methods:

•	call the “WebMD Privacy and Security Hotline” accessible internally at extension 10026 or externally at 1-866-567-6857; or

•	send an email to security@webmd.net.

For additional information, see the “Corporate Information Security” page in Employee Central.

E.	Amendments, Waivers and Interpretations

While many of the policies set forth in this Code of Conduct must be strictly adhered to and no exceptions allowed, in other cases, some waivers or exceptions may be possible. For example, a minor conflict of interest can sometimes be resolved simply by disclosing the possible conflict to all interested parties and making sure the person with the conflict is not involved in decision-making in areas of conflict.

Any employee who believes that an exception to any of these policies is appropriate in his or her case should contact his or her immediate supervisor first. If the immediate supervisor agrees that an exception is appropriate, you should contact the Compliance Officer, who will coordinate seeking the approval of the General Counsel or, in the case of an executive officer or a Senior Financial Officer, the approval of the Audit Committee of the Board of Directors of WebMD.

The General Counsel is responsible for interpreting and applying this Code of Conduct to specific situations in which questions may arise and granting any waivers, except with respect to interpretations, applications and waivers involving executive officers, Senior Financial Officers or directors of WebMD, for which the Board of Directors or, to the extent permitted by law or the listing standards of The NASDAQ Stock Market, the Audit Committee of the Board or another duly authorized committee of the Board shall be responsible. To the extent required by law or the listing standards of The NASDAQ Stock Market, any such waivers for Senior Financial Officers, executive officers or directors of WebMD shall be disclosed publicly.

This Code of Conduct may be amended by action of the Board of Directors of WebMD or the Audit Committee of the Board or by another authorized committee of the Board of Directors. To the extent required by law or the listing standards of The NASDAQ Stock Market, any such amendments shall be disclosed publicly. In addition, the Board of Directors of WebMD has delegated to the General Counsel and the Compliance Officer authority to amend this Code to update the contact information provided.

F.	Investigation of Suspected Violations

WebMD’s policy allows the use of any lawful method of investigation that WebMD deems necessary to determine whether a person has violated applicable law, this Code of Conduct or other policies of WebMD or has otherwise engaged in conduct that interferes or adversely affects their business. All employees are expected to cooperate in the investigation of any such alleged violation. It is imperative, however, that even a preliminary investigation of any suspected violation NOT be conducted without consulting with the Compliance Officer or seeking the assistance and guidance of the General Counsel. Following the completion of the investigation, appropriate members of senior management will determine appropriate action.

G.	Disciplinary Actions

Violations of this Code of Conduct will result in disciplinary action, which may include termination, reprimands, warnings, suspensions with or without pay, demotions, or salary reductions. Violators may also be subject to civil or criminal prosecution. Disciplinary actions may also extend to a violator’s manager if we

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determine that the violation involved the participation of the manager or resulted from the manager’s lack of diligence in enforcing compliance with this Code of Conduct.

We will document disciplinary actions taken against our personnel for violations of this Code of Conduct. Such documentation will be included in the individual’s personnel files. In reviewing the appropriate disciplinary action imposed for a violation of this Code of Conduct, senior management shall take into account the following factors:

•	the nature of the violation and the ramifications of the violation to WebMD,

•	whether the individual was directly or indirectly involved in the violation,

•	whether the violation was willful or unintentional,

•	whether the violation represented an isolated occurrence or a pattern of conduct,

•	whether the individual in question reported the violation,

•	whether the individual withheld relevant or material information concerning the violation,

•	the degree to which the individual cooperated with the investigation,

•	if the violation consisted of the failure to supervise another individual who violated this Code of Conduct, the extent to which the circumstances reflect inadequate supervision or lack of due diligence,

•	if the violation consisted of retaliation against another individual for reporting a violation or cooperating with an investigation, the nature of such retaliation, and

•	the individual’s past violations, if any.

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